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Nuance Employee FAQ: April 12, 2021

Below you will find answers to frequently asked questions.

Please note that some questions may not be able to be answered until after the transaction closes.

GENERAL STRATEGIC/FINANCIAL

Why is Nuance being acquired by Microsoft?

Over the past three years, Nuance has streamlined its portfolio to focus on its healthcare and enterprise AI segments, where there has been accelerated demand for advanced conversational AI and ambient solutions. To seize this opportunity, we need the right platform to bring focus and global scale to our customers and partners to enable more personal, affordable and effective connections to people and care. The path forward is clearly with Microsoft– who brings intelligent cloud-based services at scale and who shares our passion for the ways technology can make a difference. At the same time, this combination offers a critical opportunity to deliver meaningful and certain value to our shareholders who have driven and supported us on this journey.

What is the purchase price?

Nuance is being acquired by Microsoft for $56 per share in an all-cash transaction valued at $19.7 billion, inclusive of Nuance’s net debt.

When do you expect the transaction to be completed?

The transaction is intended to close by the end of this calendar year subject to approval by Nuance shareholders and the satisfaction of certain regulatory approvals and other customary closing conditions.

Will Nuance operate as a standalone business?

Microsoft intends to leverage our talent and technology, and extend our advanced capabilities in healthcare and enterprise. Now that we have signed an agreement to come together, we will start the thoughtful process of integration planning. In the meantime, we will remain a separate and independent company.

Will the Executive Leadership Team remain?

There are no changes to our Executive Leadership Team as part of today’s announcement. Mark Benjamin will remain CEO of Nuance, reporting to Scott Guthrie, EVP of cloud & AI at Microsoft and supported by the current Nuance leadership team.

MY JOB / ROLE

Are there any immediate changes to my job?

No, Nuance will continue to run business as usual through regulatory review and closing.

What happens to my job after the deal closes? Will my job title change?

With this announcement there are no changes to your job. We will continue to run and operate our business as we always have. Following closing we do not anticipate a lot of changes in jobs. Naturally, we will want to align roles to changing priorities and joint strategies, but we have lots of work to do before we get there. We currently have no plans or timeline for aligning job titles with Microsoft. That is something we will review and consider as we start to move through the planning process.

Are we laying people off as a result of the deal?

Microsoft has made it clear that they want to preserve and grow the value that Nuance brings, and that includes the talented team at Nuance. It is premature to speculate about specific changes. As part of the business planning and integration process, we will continually evaluate our resources to ensure we have the right resources mapped to strategic priorities.

Will I receive a new offer letter/employment agreement from Microsoft?

No. Your employment will remain with your current Nuance business entity in each country, and upon closing of the transaction with Microsoft, that business entity will be owned by Microsoft.

What if I do not want to continue with Microsoft after the deal closes? Will I be offered severance?

Just like today, if you voluntarily resign from the company, you will not be eligible for a severance. To be eligible for severance, you must be terminated involuntarily.

How will we handle transfers/promotions/job changes?

We will continue to run and operate our business independently through closing, so this deal should have no impact on any job changes happening now.

Do I have to move?

It is not expected that you will be required to move to work for Microsoft.

What happens to our non-employee/temporary workers?

It will be business as usual through closing, and Nuance will continue to leverage non-employees and temporary workers as per our policy for the needs of our business.

I am currently on a company sponsored visa. Will my work authorization be affected by this deal?

We will continue to partner with you on immigration needs, but generally speaking, there should be no impact on your work authorization, as you will continue to be employed by the same business entity.

I am currently on a leave of absence. What do I need to do?

There is no impact on your leave of absence as we will continue business as usual.

I am recruiting for an open position on my team. What is the impact to our hiring plans?

There are currently no changes to our hiring plans, so please continue to recruit for approved open positions.

What happens to our intern program?

It is business as usual. There will be no immediate impact to the intern program as a result of this announcement.

Will I be able to apply to open roles at Microsoft?

We are operating as two separate companies through closing. You can apply to open roles at Microsoft as you would any other organization, but until the deal closes you would be considered an external candidate.

Will we still have FY20 President’s Club in August 2021?

Yes, we are planning for our FY20 President’s Club to take place in August 2021 as we want to continue to recognize and celebrate our sales achievements. More information will be sent prior to the President’s Club event.

What about FY21 President’s Club planned for March 2022?

Yes, we are still planning for our FY21 President’s Club, which is scheduled to take place in March 2022.

My team works closely with Microsoft in the normal course of business. Given the announcement, how should we work with our Microsoft counterparts?

Until the deal closes, both companies are required to continue to operate independently. For now, we will continue to operate business as usual with our existing partnership.

COMPENSATION

What will happen to my compensation?

There are no planned changes to our compensation programs. We will continue on our current programs through closing, and will likely continue on our current programs for a period of time following closing.

Will we continue with upcoming compensation programs?

We will continue business as usual through close with our planned compensation programs, including merit.

What will happen to our STIP Bonus Plan?

Our FY21 STIP Bonus Plan will continue to be based 80% on our financial performance and 20% on individual performance. If the closing occurs on or after September 30, 2021, bonuses will be paid for the full year on the regular payment date. If the closing occurs before September 30, 2021, bonuses will be calculated based on results through closing, and will be paid on a prorated basis on the regular payment date.

Will I stay on the same sales comp plan, or will it change?

If you are on a sales compensation plan, you will continue on that plan. Just as we do today, variable compensation will continue to be refreshed on a regular/annual basis.

Will severance under Nuance’s policies and guidelines be available if my employment is terminated after closing?

For one year following closing, Microsoft has agreed to honor Nuance’s current severance guidelines. As is true today, we will continue to manage the business and make changes when needed and offer severance in the event we have any business changes that impact roles.

STOCK

Can I trade my stock between now and the closing of the transaction?

Yes. Our normal quarterly blackout periods will cease after the markets close on April 12, until further notice. However, if you become aware of material non-public information relating to the status of the transaction between now and the closing of the transaction, you cannot trade your stock. Please refer to our Insider Trading Policy for more details or please feel free to reach out to GeneralCounsel@nuance.com.

What happens to our stock ticker?

When the transaction closes, Nuance will no longer be a publicly traded company, so the stock ticker will be delisted from NASDAQ. Until closing, our stock ticker remains the same.

What happens to my vested shares of Nuance stock?

At the time of closing, any owned shares of Nuance will be cashed out for $56 per share. For example, if you own 100 shares of Nuance at the time of the closing of the transaction, you will receive $5600 in a cash payment following closing.

What happens to my unvested Restricted Stock Units (RSUs)?

At the time of closing, your unvested Nuance RSUs will be converted into unvested Microsoft RSUs for an adjusted number of Microsoft shares. Following closing, your unvested Microsoft RSUs will be subject to the same time-based vesting schedule as your original Nuance RSUs. The exact number of RSUs will be calculated when the deal closes based on an exchange ratio that will be determined at that time. While we cannot give you the exact calculation yet, for example, if at closing the Nuance stock price is $56 and the Microsoft stock price is $280, the exchange ratio will be 5:1. This means that if you have 100 unvested Nuance RSUs worth $5,600, you will receive 20 unvested Microsoft RSUs worth $5,600 at closing.

Will our vesting schedules change for unvested Restricted Stock Units (RSUs)?

No. Your current unvested equity will continue to vest on the same schedule from now and through the scheduled vesting date, even after the transaction closes.

What happens to my unvested Restricted Stock Units (RSUs) if my employment is terminated after closing?

Your currently outstanding awards as of this announcement will fully accelerate and vest if you are terminated without cause prior to the final scheduled vesting date.

What happens to the current Nuance Employee Stock Purchase Plan (ESPP)? What happens to my current ESPP shares?

Any shares you own through previous ESPP purchase periods will continue to be held in your E*trade account (unless you have transferred them elsewhere) and will be cashed out upon closing.

Nuance’s ESPP will continue until just prior to the transaction closing and as per the provisions of the plan, no increases to ESPP contributions are permitted.

If you are enrolled in the current ESPP offering period which runs from February 16 – August 13, 2021 and the closing happens prior to the ending date, the ending date will be adjusted to a date before the closing date, and shares will be purchased with contributions held through the adjusted ending date. There is no action needed at this time and you will receive more information should the current offering period be shortened due to the close.

If the transaction does not close before August 13, 2021, a new offer period will not start thereafter.

BENEFITS

What will happen with our benefits plans? Are there changes?

There will be no changes to your benefits at this time. Until the transaction closes, Nuance remains an independent company and it is business as usual. We will continue on our current benefit plans through closing and will likely continue on our current plans for a period of time following close. As we learn more about Microsoft’s benefits and compensation programs, we will share this information with you.

What happens with the 401(k) plan for US employees?

Nuance’s 401(k) plan will continue for a period of time after closing and employees can continue with their current contributions and be eligible for our company match. If you have an outstanding loan from your 401(k) plan, you can continue to pay off your loan and you are not required to pay it off immediately, as the plan will continue as is for a period of time. For more questions, you can contact Fidelity at 1-800-835-5097.

Will our PTO/Time-Off benefits change?

Our current PTO, holidays, and time-off policies will remain in place at this time. Your PTO balance and holidays will continue business as usual.

Will we continue with Nuance Cares?

Yes. We will continue to operate our programs independently through close, including Nuance Cares.

What is my “hire date” for calculating paid-time-off and other benefits?

Generally, your years of service with Nuance or a company previously acquired by Nuance will be recognized by Microsoft for tenure related benefits such as PTO or severance (if ever applicable). Note: we will need to follow local laws in each country related to tenure-based benefits, so we will provide you more guidance as we work through planning and integration.

COMMUNICATIONS

Can I share information about this via social media?

If you choose to post on social media, please focus on sharing this exciting news by sharing or liking existing content from our corporate channels; however, it is critically important that no employee comment or speculate on the pending transaction in any way.

What do I do if I get approached by media or others with questions?

As is our policy, you should not engage with the media. Please refer all media inquiries to Nancy Scott at nancy.scott@nuance.com.

Do we still report our quarterly earnings, or are we included in Microsoft’s earnings?

Until the closing of the transaction, we will continue to report quarterly earnings. Once the transaction is closed, we will no longer report earnings.

GENERAL

Our culture really sets us apart. What do we expect will change?

Our culture, purpose and values are the foundation of who we are, so we are committed to holding our purpose steadfast and living our values each day. Based on our understanding of the Microsoft culture, we see a good fit with similar values and principles.

What should employees do differently between now and when the deal closes?

There is not anything that you should be doing differently. We are continuing to run Nuance as we always have, and our business priorities remain unchanged.

What happens to our headquarters and other offices?

Nuance will continue to maintain our existing offices and thoughtfully assess needs and opportunities as lease terms and strategies develop per our current Places strategy. There are still many details that need to be worked out as part of integration with Microsoft, including decisions around real estate and facilities.

What, if any, impact does this have on our return to office plans?

We do not expect any immediate impact on our return to office plans. For the time being our offices remain closed. We will continue to be flexible, which aligns well with Microsoft’s recently announced hybrid workplace. As we have stated, we will provide advance notice on any changes to our return to office plans.

ABOUT MICROSOFT

How many employees does Microsoft currently have?

Microsoft has approximately 168,000 employees in 190 countries worldwide. 42% of Microsoft’s employee base is located outside USA, the biggest countries being Germany, France, UK, and India. Most of the R&D is currently located in USA, however Microsoft does have Global R&D centers around the world.

Where can I learn more about the Microsoft leadership team?

You can find information on Microsoft’s Senior Leadership Team here.

Still have questions? Email [email alias]. We will not answer each question individually, but rather gather frequently asked questions and periodically provide answers to employees centrally where possible.

Additional Information and Where to Find It

In connection with the transaction, Nuance Communications, Inc. (the “Company”) will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://investors.nuance.com) or by writing to Nuance Communications, Investor Relations, 1 Wayside Road, Burlington, Massachusetts, 01803.

The Company and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on December 17, 2020. To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction and business combination between Microsoft and Nuance, including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “predicts,” “budget,” “forecast,” “continue,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (or the negative versions of such words or expressions). Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Nuance’s business and the price of the common stock of Nuance, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Nuance and the receipt of certain governmental and regulatory approvals,

(iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on Nuance’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Nuance or Microsoft and potential difficulties in Nuance employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from Nuance’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against us or against Nuance related to the merger agreement or the transaction, (viii) the ability of Microsoft to successfully integrate Nuance’s operations, product lines, and technology, and (ix) the ability of Microsoft to implement its plans, forecasts, and other expectations with respect to Nuance’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation. In addition, please refer to the documents that Microsoft and Nuance file with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this communication. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Microsoft and Nuance assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.